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                                                                    Exhibit 99.1


PRESS RELEASE                                          Source: Equity Inns, Inc.

EQUITY INNS ANNOUNCES OFFERING OF FIVE MILLION SHARES OF COMMON STOCK Monday October 18, 4:07 pm ET

GERMANTOWN, Tenn.--(BUSINESS WIRE)--Oct. 18, 2004--Equity Inns, Inc. (NYSE: ENN
- News), a hotel real estate investment trust (REIT), today announced that it intends to make a public offering of five million shares of its common stock under its shelf registration statement previously declared effective by the Securities and Exchange Commission. Equity Inns intends to use the net proceeds from this offering to repay a portion of its borrowings under its $110 million line of credit and to finance a portion of the purchase price for its pending acquisitions of five hotel properties.

The Company granted the underwriters an over-allotment option to purchase up to 750,000 additional shares. Citigroup is sole book running manager, Friedman, Billings, Ramsey is co-lead manager and A.G. Edwards, Morgan Keegan & Company, Inc. and Stifel, Nicolaus & Company, Incorporated are co-managers.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Company's securities, nor shall there be any sale or an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus supplement and base prospectus related to the offering, when available, may be obtained from the offices of Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 99 hotels with 12,394 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.



----------------------
Contact:
     Equity Inns, Inc.
     Howard Silver, 901-754-7774
     or
     Integrated Corporate Relations, Inc.
     Brad Cohen, 203-222-682-8211


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Source: Equity Inns, Inc.